EXHIBIT 5.1



                      Shook, Hardy & Bacon P.C.
                         September 12, 1995




Foodbrands America, Inc.
2601 Northwest Expressway, Suite 1000W
Oklahoma City, Oklahoma 73112

          Re:  Common Stock, $.01 Par Value

Gentlemen:

          As counsel for Foodbrands America, Inc., a Delaware corporation (the "Company"), we have participated in the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration of 1,090,000 additional shares of common stock, par value $.01 per share, of the Company (the "Common Stock") which may be issued pursuant to the Company's 1992 Stock Incentive Plan, as amended (the "Plan").

          In connection therewith, we have examined: (i) the Amended and Restated Certificate of Incorporation of the Company;
(ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement; (iv) the Plan; and (v) the minutes of the 1995 Annual Meeting of Stockholders of Doskocil Companies Incorporated, the predecessor of the Company, at which the stockholders approved the proposal to increase the number of shares reserved for issuance under the Plan from 810,000 to 1,900,000.

          In addition to the examinations outlined above, we have conferred with various officers of the Company and have examined such other documents and records of the Company as we deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified copies or photocopies.

          Based on the foregoing, and assuming awards granted under the Plan are duly authorized in accordance with the terms of the Plan, we are of the opinion that the Common Stock, when issued in accordance with and pursuant to the terms set forth in the Plan, will be legally issued, fully paid and nonassessable.

          We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. The opinion set forth in this letter is effective as of the date hereof. No expansion of our opinion may be made by implication or otherwise. We express no opinion other than as herein expressly set forth. We do not undertake to advise you with respect to any matter within the scope of this letter which comes to our attention after the date of this letter and disclaim any responsibility to advise you of future changes of law or fact which may affect the above opinion. Other than the addressee hereof, no one is entitled to rely on this opinion; provided, however, that we hereby consent to all references to the undersigned in the Registration Statement, and in all amendments thereto, and to the filing of this opinion by the Company as an exhibit to said Registration Statement.

                                        Very truly yours,

                                        /s/ Shook, Hardy & Bacon
                                        -------------------------
                                        SHOOK, HARDY & BACON P.C.